Curtiss-Wright Corporation • Page 1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(973) 541-3766

CURTISS-WRIGHT NAMES K. CHRISTOPHER FARKAS
CORPORATE CONTROLLER

CHARLOTTE, N.C. – September 29, 2014 -- Curtiss-Wright Corporation (NYSE: CW) today announced the promotion of K. Christopher Farkas to the position of Vice President, Corporate Controller, effective immediately. He will report directly to Glenn E. Tynan, Vice President, Finance and Chief Financial Officer.

“I am pleased to announce the promotion of Chris Farkas as Curtiss-Wright’s next Corporate Controller,” said David C. Adams, President and CEO of Curtiss-Wright Corporation. “Chris possesses a wide range of both financial and operational experience, and has demonstrated strong executive leadership abilities which will serve him well in his new role. This appointment reflects the ongoing dedication and energy that he brings to Curtiss-Wright and I’m confident that he will help drive his team towards achieving our strategic growth objectives.”

Most recently, Mr. Farkas was Assistant Corporate Controller of the Corporation since May 2009. In his new role, he will be responsible for advising senior management and the Board of
Directors on accounting, disclosure and SEC reporting matters while overseeing the Corporation’s internal and external financial reporting, accounting policies, financial reporting systems, government compliance, and financial planning and analyses processes.

Prior to joining Curtiss-Wright, Mr. Farkas was employed by Newmark Grubb ACRES where he served as Chief Financial Officer and Chief Operating Officer. Prior to that, he worked at Parker-Hannifin serving as CFO and Compliance Officer within the Controls Systems division, and previously at United Technologies Corporation serving in various leadership roles, including Controller of its Pratt & Whitney Engine Center.

Mr. Farkas holds a Bachelor of Science Degree in Accounting from Central Connecticut State University, a MBA from Purdue University and an EMBA from ESCP Europe (European School of Management). He also is a CPA and is a member of the American Institute of Certified Public Accountants (AICPA).

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About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

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